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                        AGREEMENT FOR SALE AND PURCHASE
                                       OF
                               IMPROVED PROPERTY




     THIS AGREEMENT FOR SALE AND PURCHASE OF IMPROVED PROPERTY (the "Agreement"), dated this 14th day of April, 1997, by and between Roberts Properties Residential, L.P., 8010 Roswell Road, Suite 120, Atlanta, Georgia 30350, a Georgia limited partnership (the "Seller") and ACG Partnership Holdings, L.P., 4053 Maple Road, Amherst, New York 14226-1072, a Delaware limited partnership, or its nominee (the "Buyer");


                                   RECITALS:

     WHEREAS, Seller is the owner of the Property (as hereinafter defined); and

     WHEREAS, Buyer desires to purchase the Property in accordance with the terms and conditions of this Agreement for the purpose of using the Property for a two hundred seven (207) unit apartment complex (the "Intended Use");

     NOW, THEREFORE, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged and in consideration of the terms and conditions of this Agreement as hereinafter set forth, Seller and Buyer hereby covenant and agree as follows:

                                   ARTICLE I
                         SALE AND PURCHASE OF PROPERTY

     1.01     The Agreement to Sell and Purchase.

Seller agrees to sell the Property to Buyer, and Buyer agrees to purchase the Property from Seller, at the price and upon the terms and conditions set forth in this Agreement.

     1.02     The Property.

              (a) The Property is defined as and shall include all of the following:

                     (i) That certain parcel of land located in Cobb County, Georgia, more particularly described in Exhibit A attached hereto (the "Land");

                     (ii) All rights, title and interest of Seller in and to all buildings and improvements situated on, above or under the Land (hereinafter collectively referred to as the "Improvements");


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                     (iii)  All rights, title and interest of Seller, if any, in and to any and all streets, roads, rights-of-way and easements adjacent, contiguous or beneficial to the Land; provided, however, except as may be expressly provided herein no representation or warranty is made by Seller with respect to title to such streets, roads, rights-of-way or easements, however, Seller represents that there is access to the Property via adjacent streets and roads;

                     (iv) All furniture, furnishings, fixtures, machinery, trade names, excluding the trademark "Creating Communities For Superior Lifestyles", telephone numbers (to the extent transferable) and equipment appurtenant to or used in connection with the operation of the Land or Improvements, including, but not limited to that inventory described on Exhibit B attached hereto (hereinafter collectively referred to as the "Personal Property"); and

                     (v) All other appurtenances, and any other right, title, interest or estate of Seller in or to the Land, Improvements or the Personal Property, including without limitation both tangible and intangible rights related thereto such as plans and specifications, surveys, studies, reports, tenant lists, contracts, permits, licenses, approvals or other rights relating to the ownership, use or operation of the Property.

              (b) The Property is located at 2650 Bentley Road, Marietta, Georgia, and is commonly known or referred to as "Autumn Ridge Apartments".

                                   ARTICLE II
                      PURCHASE PRICE AND TERMS OF PAYMENT

     2.01     Purchase Price.

The purchase price to be paid by Buyer to Seller for the Property shall be Ten Million Four Hundred Fifty-Seven Thousand Dollars ($10,457,000.00) (the "Purchase Price").

     2.02     Terms of Payment.

              (a)    The Purchase Price shall be paid by Buyer as follows:


                     (i) Upon the execution of this Agreement, Buyer shall deposit the sum of One Thousand Dollars ($1,000.00) (the "Initial Deposit") with Commonwealth Land Title Insurance Company, Atlanta, Georgia (the "Escrow Agent"). The Deposit shall be held by the Escrow Agent in a separate interest-bearing money market account maintained by a federally-insured bank. In no event, however, shall Escrow Agent bear any responsibility for the solvency of the institution into whose accounts the Deposit is placed. For purposes of this Agreement and in order to account for any interest earned on any sums paid or deposited pursuant to this Agreement, the tax identification number of Seller is 58-2122875 and of Buyer is 16-1364563. All interest accrued on the Deposit shall be added to and become a part of the Deposit.


                     (ii) Unless this Agreement is terminated prior to the expiration of the

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Inspection Period (as hereinafter defined), Buyer shall deposit with Escrow
Agent an additional earnest money deposit of Ninety-Nine Thousand Dollars ($99,000.00) no later than the end of the Inspection Period. The Initial Deposit and this additional Deposit shall be referred to as the "Deposit." If the sale hereunder is consummated in accordance with the terms hereof, the Deposit shall be applied to the Purchase Price to be paid by Buyer at the closing. The Deposit shall also constitute Seller's liquidated damages in accordance with Section 13.02 hereof.

                     (iii) The Purchase Price, less the Deposit and less such amounts as may be required as the result of credits, prorations and adjustments described in this Agreement, by wire transferred funds through a Federal Reserve Bank to Seller's bank account as designated by Seller.

     2.03     Deposit with Escrow Agent.


              (a) The Escrow Agent shall hold the Deposit, together with any other sums paid on account of the Purchase Price prior to the Closing, in escrow in the type of account described in Section 2.02(a)(i) of this Agreement until the Closing or sooner termination of this Agreement and shall pay over or apply such proceeds in accordance with the terms of this Section 2.03. At the Closing if Buyer closes this transaction, the Deposit shall be paid to Seller and credited against the Purchase Price.

After the expiration of the Inspection Period referenced in Section 3.04 hereof, if for any reason the Closing does not occur and either party makes a written demand upon Escrow Agent for payment of the Deposit, Escrow Agent shall give written notice to the other party of such demand. If Escrow Agent does not receive a written objection from the other party to the proposed payment within five (5) business days after giving such notice, Escrow Agent is hereby authorized to make such payment. If Escrow Agent does receive written objection to the proposed payment within such 5 business day period or if for any other reason Escrow Agent in good faith shall elect not to make such payment, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions from both parties to this Agreement or by a final judgment of a court of competent jurisdiction. However, Escrow Agent shall have the right at any time to interplead the Deposit with the clerk of the Superior Court of Cobb County, Georgia. Escrow Agent shall serve Seller and Buyer in the interpleader action. Upon such deposit Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder. Escrow Agent may recover its reasonable out-of-pocket costs and expenses of instituting any interpleader action from the non-prevailing party in the interpleader action.


              (b) The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience; that Escrow Agent when acting in such capacity shall not be deemed to be the agent of either of the parties; and that Escrow Agent shall not be liable to either of the parties for any act or omission on its part unless taken or suffered in bad faith, in wilful disregard of this Agreement or involving gross negligence. Seller and Buyer shall jointly and severally indemnify, defend and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys' fees, incurred in connection with the

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performance of Escrow Agents' duties hereunder, except with respect to actions or omissions taken or suffered by Escrow Agent in bad faith, in wilful disregard of this Agreement or involving gross negligence on the part of Escrow Agent.

       (c)    In order to acknowledge its agreement to the provisions of this
Section 2.03, Escrow Agent shall sign this Agreement but shall not be a party to or otherwise subject to the terms and conditions of this Agreement.

                                  ARTICLE III
                               TITLE TO PROPERTY

     3.01     Title Insurance Commitment.


              (a) Within fifteen (15) days following the Contract Date (as hereinafter defined), Buyer shall obtain, at Buyer's expense, a Commitment for Title Insurance, (hereinafter called the "Title Commitment") issued by Commonwealth Land Title Insurance Company (the "Title Insurer") with copies of all referenced documents attached, evidencing that there is access to the Land, suitable for the Intended Use, from a public roadway and that Seller is vested with fee simple title to the Land, free and clear of all liens, encumbrances, exceptions or qualifications whatsoever except for those exceptions to title:
(i) which are described on the attached Exhibit D (the "Permitted Exceptions"), and (ii) which are monetary in nature. The Title Commitment shall also evidence that upon the execution, delivery, and recordation of the Deed to be delivered pursuant to this Agreement and the satisfaction of all requirements specified in Schedule B, Section 1 of the Title Commitment, Buyer shall acquire fee simple title to the Land subject only to the Permitted Exceptions, and those other matters identified on the Title Commitment which are not timely objected to by Buyer as being Title Defects. Buyer shall notify Seller prior to the expiration of the Inspection Period of those liens, encumbrances, exceptions, qualifications or other matters listed in the Title Commitment, other than the Permitted Exceptions, which must be discharged by Seller at or before Closing hereunder (any such liens, encumbrances, exceptions or qualifications referred to above being herein referred to as "Title Defects"). If Seller shall, prior to the time of Closing, cure or eliminate the Title Defects to the satisfaction of the title insurance company issuing the Title Commitment in such manner as to permit the Title Insurer to either (i) endorse the Title Commitment so as to delete the Title Defects from the Title Commitment or (ii) issue a new title insurance commitment that deletes the Title Defects, the Closing shall take place on the date and in the manner elsewhere specified in this Agreement. If Seller shall not so cure or eliminate the Title Defects, then Buyer, as its only rights and remedies, may cancel this Agreement on written notice to Seller and Escrow Agent and the Deposit and interest thereon shall be returned to Buyer or Buyer may close on this Agreement as if no such Title Defect existed.


              (b) A delay in delivery of the Title Commitment shall not be deemed a Buyer default unless the delay exceeds fifteen (15) days after the date upon which delivery is required by this Agreement.


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     (c)      Notwithstanding anything herein contained to the contrary, Seller shall have no obligation to cure any Title Defects, except the payment and discharge at Closing of the Nationwide Life Insurance Company first mortgage loan (the "First Mortgage")

     (d) Seller will deliver a title affidavit in the form customarily utilized in Atlanta, Georgia so as to eliminate from the Title Commitment at Closing (and from the title insurance policy when issued) the printed exceptions for unrecorded mechanics' liens and parties in possession (other than apartment tenants and service contract providers).

     3.02     Survey.


              (a) Seller will provide Buyer within ten (10) days of the Contract Date with a copy of the most recent survey for the Land that Seller may have, which survey shall have been prepared by a registered Georgia surveyor and all matters shown on such survey shall be considered Permitted Exceptions. Buyer, at its expense and prior to the end of the Inspection Period, may have the surveyor update the survey of the Property in accordance with the 1992 "Minimum Standard Detail Requirements for Land Title Surveys" jointly established by the ALTA and the ACSM so that the survey meets the requirements of an Urban Survey, as defined in the current accuracy standards jointly adopted ALTA and ACSM and includes Items 2, 3, 4, 6, 8, 9, 10, 11 and 13 of Table A thereof. The updated survey shall also include a metes and bounds legal description of the land and contain a surveyor's certification in form reasonably acceptable to Buyer. If the survey shows any unpermitted encroachments, overlaps, rights-of-way or easements on the Land, or that any improvements located on the Land encroach on other land, written notice to that effect shall be given to Seller before the expiration of the Inspection Period, and Seller shall have the same time to remove such survey defects as this Agreement allows for curing Title Defects. If Seller fails to remove or cure all material survey defects within the above-stated period, then at the option of Buyer (i) the Escrow Agent shall return the Deposit to Buyer and this Agreement shall be terminated, whereupon Seller and Buyer shall be relieved of all obligations to each other under this Agreement, other than the Inspection Indemnity, or (ii) Buyer may close on this Agreement as if no such survey defect existed. For purposes of this Agreement, a survey defect shall not be deemed a material defect if the Title Insurer issuing the Title Commitment agrees to remove from the Title Commitment and the resulting title insurance policy thereto the standard printed exception relating to matters that would be disclosed by an accurate survey and such title company does not insert in place of such standard printed exception a specific exception relating to the particular survey defect or to matters appearing on the survey in general.


     3.03     Failure to Cure Title or Survey Defects.

     If Seller shall not cure or eliminate the Title Defects, and Seller shall have no obligation to do so, Buyer, as its only rights or remedies, may elect to accept such title to the Land as Seller may be able to convey, without reduction of Purchase Price payable at Closing or Buyer may terminate this Agreement and the Deposit shall be refunded to Buyer by the Escrow Agent. Upon such refund and reimbursements, this Agreement shall be null and void and the parties

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hereto shall be relieved of all further obligations and liabilities, except for the Inspection Indemnity.
























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     3.04     Inspection Period.


              (a) Buyer shall have through the forty-fifth (45th) day following the Contract Date within which to undertake such physical inspections and investigations and inquiries concerning the Property (including both Land and Improvements) and any matters relating to the use, operation and occupancy of the Property as shall be necessary or desirable for Buyer to evaluate the feasibility and advisability of purchasing the Property (the "Inspection Period"). This shall include, without limitation of the foregoing, independent investigations and inquiries concerning all applicable building, zoning, environmental and other codes, ordinances, statutes, rules and regulations affecting the Property and its use, as well as the availability of access and all utility services thereto and shall include interviews of the employees of Seller; provided, however, Buyer agrees that an Owner's representative must be present during such interviews and that there will be no discussion with said employees with regard to said employees' future employment by Buyer. Buyer may also conduct such physical inspections of the Improvements as shall be necessary or desirable, including but not limited to structural inspections, appraisals, review of electrical, heating, air conditioning and plumbing systems, termite inspections and other investigations and inquiries. Buyer shall bear all costs of any such inspections and investigations, and in no event, shall any of the cost thereof be paid by or charged or apportioned to Seller. For purposes of undertaking physical inspections and investigations of the Property, including any non-destructive soil borings or surveys required or desired by Buyer, Seller hereby grants to Buyer and its agents full right of access and entry upon the Property and any part thereof during the Inspection Period, subject to the rights of all tenants in possession. Buyer, as a condition to its exercise of such right of access, specifically agrees to defend, indemnify and save and hold Seller harmless from and against any and all loss, damage, liability, suit, claim, cost or expense (including reasonable attorney's fees) arising from the exercise by Buyer or its agents of this right of access and entry. The indemnity and hold harmless obligation in the preceding sentence is herein referred to as the "Inspection Indemnity" which shall survive the Closing and any termination of this Agreement. Prior to entry on the Property, Buyer shall furnish Seller with a certificate of insurance insuring Buyer and Seller against liability in a combined single limit amount of at least $1,000,000.00. Buyer and its agents and employees also shall have the right during normal business hours during the Inspection Period to inspect any and all books and records relating to the Property and to make copies thereof at Buyer's cost and expense. No discount on the Purchase Price will be allowed based upon the outcome of the Buyer's investigation during the Inspection Period. Buyer agrees that it will give Seller forty-eight (48) hours prior notice of its intent to go on the Property to conduct its inspection per the terms of this paragraph. Buyer may do only non-destructive and not any destructive tests on the Property.



              (b) In the event that the results of any inspections, investigations or inquiries are, in Buyer's sole opinion and within Buyer's sole discretion, unacceptable to Buyer for any or no reason, and Buyer notifies Seller in writing of that fact within the Inspection Period, then, at the Buyer's sole option, Buyer may terminate this Agreement and forthwith receive a full and immediate return of the Deposit less $100.00 which shall be paid to Seller in consideration of Seller's having held the Property off the market. In such event and upon Buyer's receipt of the

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Deposit, this Agreement and the rights and obligations of the parties hereunder shall thereupon cease, terminate and be null and void, except for the Inspection Indemnity and Buyer's obligation to maintain as confidential all information concerning the Property or Seller learned as a result of Seller's disclosures to Buyer pursuant to this Section 3.04. If Buyer fails to notify Seller in writing before the conclusion of the Inspection Period of Buyer's intention to terminate this Agreement, then the Deposit shall become nonrefundable absent Seller's breach of this Agreement and Buyer shall deposit the $99,000.00 additional Deposit with the Escrow Agent prior to the end of the Inspection Period.

     (c) On or within ten (10) days from the Contract Date, Seller shall furnish to Buyer true and correct copies, to the extent in Seller's possession and to the extent that same were prepared for Seller, of real estate tax bills and utility bills for the period of Seller's ownership, and Seller's most recent survey, soil reports, environmental reports, site plans, termite reports, certificates of occupancy, notice of any insurance claims during the period of Seller's ownership, copies of all pending, known or threatened litigation against the Property or Seller relating to the Property, existing owner's title insurance policies and any updates thereto and all service and maintenance contracts pertaining to the Land and Improvements. Seller shall also provide to Buyer within such time period a copy of Seller's income, expense and other operating statements for the period of Seller's ownership through the Contract Date including a current rent roll and make available to Buyer for review Seller's books and records relating to the Property. During the Inspection Period Seller will make available for Buyer's review a copy of Seller's insurance policy covering the Property



     (d) Buyer hereby agrees to hold and maintain as confidential all information acquired from Seller pursuant to the rights of inspection and disclosure provided for pursuant to this Section 3.04. Buyer may, however, disclose the information to its partners, investors, lenders, accountants, attorneys, engineers, consultants, and other professional advisors to the extent Buyer deems it necessary regarding the purchase of the Property. Whenever Buyer deems it necessary to disclose the information to such third parties, however, Buyer shall inform them of the confidentiality requirements of this Agreement. In the event Buyer should breach this covenant of confidentiality, either prior to Closing or subsequent to the termination of this Agreement should a Closing not occur for any reason, then Seller, upon a showing of Buyer's breach of the confidentiality requirements referenced in this paragraph, shall be entitled to an immediate injunction to preclude any further disclosures and Seller shall be entitled to recover from Buyer, after a court finding of a breach on the part of Buyer, all damages, both direct and consequential, including reasonable attorney's fees and costs, incurred as a result thereof. Buyer hereby agrees that a proper jurisdiction and venue to bring any action to enforce this Subsection 3.04(d) shall be in the state or federal courts of Cobb County, Georgia.

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                                   ARTICLE IV
                                     LEASES

     4.01     Existing Leases.

              (a) Seller represents to Buyer that all existing apartment leases at the Property (the "Leases") and any other rights to the use or occupancy of the apartments at the Property (the "Tenancies") are identified on Exhibit E attached hereto.

              (b) Between the Contract Date and the Closing Date, Seller shall perform or cause to be performed all obligations of Seller or the landlord under the terms of the Leases.

              (c) To the best of Seller's knowledge, Seller warrants to Buyer that all the Leases are in full force and effect and that no tenant under any of the Leases has any pending claim or basis for any claim for any reduction, deduction or set off against the landlord or the rent due thereunder. Seller further warrants that to the best of Seller's knowledge, except as respects the First Mortgage, Seller has the sole right to collect the rents due under the Leases and that neither the Leases nor the right to collect the rents due thereunder has been assigned, pledged, hypothecated or otherwise encumbered by Seller. During the Inspection Period, Buyer shall have the right to review and inspect copies of all documents comprising the Leases and to make necessary copies thereof. Buyer shall also have the right to review and inspect all Tenants' files and documents therein including, but not limited to, applications and credit histories. Seller warrants that to the best of Seller's knowledge, there are no amendments, modifications, extensions or renewals of such Leases that are not reflected by such documents and Exhibit E. Exhibit E shall set forth the following information with respect to each Lease: (i) the name of each tenant residing in each unit number designation; (ii) the apartment number(s) occupied by such tenant; (iii) the commencement and termination dates of the Lease; and (iv) all allowances, concessions, free rent or reduced rent payable thereunder; and (v) the amounts of security deposits for each unit and tenancy.

              (d) At Closing, Seller shall certify a rent roll and collections report to Buyer properly containing information with respect to each of the tenants under each Lease, as follows: (i) the full and correct name of each tenant residing in each unit number designation; (ii) the date upon which the last rent payment was made and the period such payment was attributable to;
(iii) the amount of the last rent payment made; (iv) the amount of any prepaid rent, security deposit, key deposit, pet deposit and the like paid to Seller or the landlord under each Lease, including accrued interest, if any; and (v) all arrearages owing from said tenant.

     4.02     Status of Leases and Tenancies at Closing.

              If any apartment unit is vacant on the Closing Date, Buyer shall accept the Property subject to such vacancy, provided that Seller shall not grant any concessions or rent abatements for any period following the Closing Date without Buyer's prior written consent, except in

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accordance with market conditions.  Seller agrees to make rent ready any apartment unit at the Property which becomes vacant five (5) or more days prior to the Closing Date.

                                   ARTICLE V
                               SERVICE CONTRACTS

              During the Inspection Period, Buyer shall have the right to review and inspect and make necessary copies of all service, maintenance, and commission agreements presently in effect with respect to the use or operation of the Property, which contracts are described on the attached Exhibit G (the "Service Contracts"). Seller and Buyer agree that any existing Management Contract will be canceled at Closing. All of the Service Contracts shall be assigned by Seller to Buyer at the Closing, and shall be assumed by Buyer. Between the Contract Date and the Closing Date, Seller shall not enter into any additional Service Contracts that are not terminable on 30 or fewer days notice and shall not renew, amend, extend, unless cancellable on 30 or fewer days notice, or terminate any existing Service Contracts without the written consent of Buyer, which consent may not be withheld unreasonably.

                                   ARTICLE VI
                                      TIME

     6.01     Time of the Essence.

              Time, and timely performance, is of the essence of this Agreement and of the covenants and provisions hereunder. Any time period that shall end on a Saturday, Sunday, legal holiday, or bank holiday shall extend to 5:00 P.M. of the next full business day.

     6.02     Contract Date.

The date from which commences any time period used for measuring performance or events hereunder shall be the date when the last one of Seller and Buyer has properly executed this Agreement as evidenced on the signature page (the "Contract Date").

                                  ARTICLE VII
                         REPRESENTATIONS AND WARRANTIES

     7.01     Seller Representations and Warranties.

              Seller represents and warrants to Buyer as follows:

              (a) To the best of Seller's knowledge, the conveyance of the Property to Buyer pursuant to this Agreement will not be a violation by Seller of any applicable statute, ordinance, governmental restriction, or regulation, or any private restriction or agreement.

              (b) To the best of Seller's knowledge, no special assessments of any kind (special,

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bond or otherwise) are pending or levied against the Property which are outstanding and unpaid.

              (c) The books and records to be made available by Seller to Buyer are the true books and records maintained by Seller in connection with the Property.

              (d) Seller has no written employment contracts with any employees of the Property, or if Seller has any such contracts, they will be terminated effective as of the Closing Date and Seller shall indemnify Buyer in respect of any such written employment contracts.

              (e) To the best of Seller's knowledge, Seller has not received notices of any violations by the Property of state or municipal ordinances, orders or requirements.

              (f) The Rent Roll delivered by Seller to Buyer accurately sets forth for each apartment unit at the Property, the tenant's name, apartment number, monthly rental and security deposit held. There are no leases for apartments which affect the Property other than as set forth on the Rent Roll, and there are no non-residential leases at the Property other than an existing lease to the laundry room equipment company.

              (g) There is no litigation or proceeding pending for which Seller has received notice or service of process or, to the best of Seller's knowledge, threatened against Seller or the Property which could affect Buyer or the Property upon or subsequent to the Closing Date.

              (h) To the best of Seller's knowledge, there are no condemnation or environmental proceedings pending, nor are there any proposed changes in zoning or other land use regulations contemplated, against all or any part of the Property. No portion of the Property has been affected by fire or other casualty, except for such portions as have been fully repaired or restored to their condition prior to such fire or other casualty.

              (i) To the best of Seller's knowledge, Seller has received no notice of default under any of the Service Contracts.

              (j)    Seller is not a "foreign person" as such term is defined in
Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended.

              (k) Each person executing and delivering this Agreement and all documents to be executed and delivered by Seller at Closing represents and warrants to Buyer that he has due and proper authority to execute and deliver same. Seller has the full right, power and authority to sell and convey the Property to Buyer as provided herein and to carry out its obligations hereunder. The consummation by Seller of the transaction which is the subject of this Agreement will not conflict with or result in a breach of any of the terms of any agreement or instrument to which Seller is bound or constitute a default thereunder and the Board of Directors of Seller's sole general partner, Roberts Realty Investors, Inc., has authorized and approved the execution and delivery of this Agreement, the transaction which is the subject of this Agreement, and all documents to be executed and delivered by Seller at Closing, and the consent of the limited

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partners in Seller or the shareholders in Roberts Realty Investors, Inc. is not required therefor.

              (l) To the best of Seller's knowledge, the schedule of Personal Property listed on Exhibit B to this Agreement contains a correct and complete list of all material personal property owned by Seller and located at or used in connection with the operation of the Property. All Personal Property is, and as of the Closing Date will be, owned by Seller free from encumbrances or liens except for the First Mortgage.

              (m) To the best of Seller's knowledge, Seller has not received any notice from any applicable governmental agency seeking any information or alleging any violation of Environmental Law (as hereinafter defined). To the best of Seller's knowledge, and except as disclosed in that certain environmental report dated March 16, 1996 prepared by Law Engineering and Environmental Services, Inc., which Seller has previously delivered to Buyer, Seller has not caused or permitted the Property to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process any Hazardous Materials (as hereinafter defined) or solid waste, except in compliance with all applicable Environmental Laws, and Seller has not caused or permitted, and has no knowledge of, any Release (as hereinafter defined) by Seller of any hazardous materials on-site or off-site of the Property. "Hazardous Materials" shall mean all substances regulated or deemed or defined as toxic or hazardous under Environmental Law, including, without limitation, any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, or related materials, asbestos or any materials containing asbestos. "Environmental Law" shall mean any Federal, state or local environmental law, ordinance, rule, or regulation including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section
Section 9601, et seq.), the Hazardous Materials Transportation Act, as amended (40 U.S.C. Section Section 9601 et seq.), and the rules and regulations adopted and publications promulgated pursuant thereto. "Release" shall mean releasing, spilling, leaking, pumping, emitting, emptying, discharging, ejecting, escaping, leaching, disposing, seeping, infiltrating, draining or dumping, including both the present and past tense, as appropriate.

              (n) To the best of Seller's knowledge, neither Seller nor Seller's managing agent has received any written notice which remains outstanding from any insurance company or inspection or rating bureau setting forth any requirements as a condition to the continuation of any insurance coverage on or with respect to the Property or the continuation thereof at the existing premium rates. Seller has received no notice from the holder of the First Mortgage of a default thereunder or the existence of a fact, condition or circumstance that will, if not remedied, cause a default thereunder with the passing of time or the giving of notice, or both.

              The term "knowledge" when applied to Seller in this Agreement, means the actual, but not constructive, knowledge of Charles S. Roberts, the President of the sole general partner of Seller, after due inquiry of the resident manager of the Property, the maintenance supervisor of the Property, the staff accountant for the Property, and the Vice President of Operations of the property management company for the Property, and not anything which he should have known, but did not know. Whenever reference is made in this Agreement to a notice having been received by Seller the same shall mean a notice which actually has been received by Charles S. Roberts or of which he has been advised after due inquiry of the resident manager of the Property.

     Seller's warranties and representations shall survive the consummation of the transaction contemplated herein through December 15, 1997. Any lawsuit or other proceeding by Buyer against Seller in respect of any such warranties or representations must be commenced by Buyer, if at all, no later than December 31, 1997. If Buyer fails to notify Seller no later than December 15, 1997 of a breach by Seller of any warranty or representation contained in this Agreement, or if Buyer fails to file suit against Seller no later than December 31, 1997 in respect of any breach by Seller of a warranty or representation contained in this Agreement, Buyer's right to file suit against Seller or otherwise recover against Seller in respect of any such breach of a warranty or representation shall be terminated and null and void. Notwithstanding the foregoing, if Buyer has knowledge that any of the representations and warranties of Seller in this Agreement are inaccurate in any respect prior to the Closing Date, and if such inaccuracy does not result from any act or omission of Seller between the date hereof and the Closing Date, Buyer's sole and exclusive remedy, waiving all other remedies, is either to (i) terminate this Agreement by giving notice to Seller in which event the Escrow Agent promptly shall return to Buyer so much of the Deposit as is then held by Escrow Agent, and thereafter this Agreement shall terminate and be null and void and of no further force or effect, except for the Inspection Indemnity, and neither Buyer nor Seller shall have any further rights, remedies, duties, liabilities or obligations to the other, or
(ii) waive that representation and warranty as to such inaccuracy and proceed to consummate the transaction contemplated herein. Buyer acknowledges that Seller shall have no liability for any representations or warranties of Seller in this Agreement which were true when made and as of the Closing Date, but which become untrue following the Closing Date.

     7.02     Representations and Acknowledgments of Buyer.


              (a) Buyer shall have the right to assign, on the Closing Date, but not before, its interest in this Agreement to any limited partnership, the sole general partner of which is a related entity of American Equity Corp. Buyer shall not have the right to assign its interest in this Agreement to any other party without obtaining the written consent of Seller. Any assignment or attempted assignment by Buyer in violation of this Section 7.02(a) shall be null and void and of no force and effect. Buyer hereby agrees that any assignment by Buyer will not relieve Buyer of its obligations and liabilities hereunder.


              (b) Buyer's execution and performance of this Agreement will not cause Buyer to be in default under, or in breach of, any other existing agreement or obligation.

              (c) Buyer will take prior to Closing all necessary legal actions to authorize or confirm its authority to enter into and perform all the terms of this Agreement.

     7.03     Seller's Obligation to Cure Violations.

              (a) Except as otherwise provided herein, all notices of violations of law or governmental ordinances, orders or requirements which were noted or issued prior to the Closing by any governmental department, agency or bureau having jurisdiction as to conditions affecting the Property and all liens which have attached to the Property prior to the Closing pursuant to any applicable governmental ordinances, orders or requirements shall be removed or complied with by Seller, so long as the cost of removal or compliance does not exceed $5,000.00. If the cost of such removal or compliance exceeds $5,000.00 and Buyer is unwilling to waive compliance, then Seller shall have the option to terminate this Agreement and the Deposit shall be returned to Buyer. If such removal or compliance has not been completed prior to the Closing, and such removal or compliance can be accomplished by the payment of a specified sum of money, then Seller shall pay to Buyer at the Closing such sum, not to exceed $5,000.00, as is necessary to effect or complete such removal or compliance, and Buyer shall be required to accept title to the Property subject thereto.

                                  ARTICLE VIII
                            CONTINGENCIES OF CLOSING

     8.01     Buyer's Contingencies.

The obligation of Buyer to close is expressly made subject to the following conditions, each of which is for the sole benefit of Buyer and may be waived in writing by Buyer, at its sole option and discretion:

              (a) the truth and accuracy as of the date hereof and the Closing Date of each and every warranty and representation herein made by Seller, and the execution by Seller of a certificate reaffirming the truth of such warranties and representations as of the day of Closing;

              (b) the timely performance by Seller of each and every obligation imposed upon Seller hereunder; and

              (c) the execution and delivery by Seller to Buyer of each and every instrument required by this Agreement to be executed and delivered by Seller to Buyer.

     8.02     Seller's Contingencies.

The obligation of Seller to close is expressly made subject to the following conditions, each of which is for the sole benefit of Seller and may be waived in writing by Seller, at its sole option and discretion:

              (a) the execution and delivery by Buyer to Seller of each and every instrument required by this Agreement to be executed and delivered by Buyer to Seller;

              (b) the timely performance by Buyer of each and every obligation imposed upon it hereunder; and

              (c)    the payment of the monies by Buyer to Seller as provided in
Article II hereof.

                                   ARTICLE IX
                                  THE CLOSING

     9.01     Closing Date.

              (a) The closing and transfer of title pursuant to this Agreement ("Closing") shall take place on or before sixty (60) days following the expiration of the Inspection Period (the "Closing Date"). The Closing shall take place on the Closing Date at 10:00 A.M. at the offices of Holt, Ney, Zatcoff & Wasserman, 100 Galleria Parkway, Suite 600, Atlanta, Georgia 30339, or at such other place upon which Seller and Buyer may agree in writing. If Buyer and Seller are not able to agree on the Closing Date, the Closing Date shall be on the 60th day following expiration of the Inspection Period.

              (b) Buyer may extend the Closing Date for one (1) thirty (30) day period. For each thirty (30) day extension, Buyer shall deposit with the Escrow Agent at least five (5) days prior to the otherwise scheduled Closing Date an additional Thirty Thousand Dollars ($30,000.00) which additional deposit or deposits plus interest shall become a part of the Deposit, shall be non-refundable except as otherwise herein specifically provided, and shall be credited against the Purchase Price, or otherwise applied as herein specified.

     9.02     Seller's Closing Expenses.

Seller shall pay at or prior to Closing the cost of (i) recording any documents required to cure any title defects or objections; (ii) Georgia transfer tax required to be affixed to the Deed; and (ii) such other expenses incurred by Seller or necessary to Seller's performance of the Agreement.

     9.03     Buyer's Closing Expenses.

Buyer shall pay at Closing the cost of (i) recording the instruments of conveyance; (ii) title insurance commitment and policy premiums and title examination expenses; (iii) survey; and (iv) such other expenses incurred by Buyer or necessary to Buyer's performance of the Agreement.

     9.04     Closing Prorations and Adjustments.

              (a) The following prorations and adjustments shall be made between the parties at the Closing as of 11:59 p.m. on the day prior to the Closing Date:

                     (i) Prepaid rent, and all other income and expense in respect of the Property, with Seller being entitled to all such income and obligated for all expenses through the day prior to the Closing Date. Tenant Security Deposits will be transferred by credit against the Purchase

Price and Buyer will hold and apply the Security Deposits as the Leases and Georgia law require and will indemnify, defend and hold Seller harmless in respect thereto. No proration shall be made in relation to delinquent rents existing, if any, as of the Closing Date. In adjusting for uncollected rents, no adjustment shall be made in Seller's favour for rents which have accrued and are unpaid as of Closing, but Buyer shall pay Seller such accrued and unpaid rents, as and when collected by Buyer, it being agreed that Buyer shall not be deemed to have collected any such arrearages attributable to the period prior to Closing until such time as the tenant is current in the payment of all rents accruing in the month of and after the Closing. Buyer agrees to bill tenants of the Property for all past due rents and to take any additional reasonable actions requested by Seller to collect rents that are accrued but unpaid as of the Closing, provided that Buyer shall not be obligated to incur any out-of-pocket third party expense in connection with such actions and Buyer shall not be obligated to take any action to terminate a tenancy. Seller reserves the right to bring suit against tenants of the Property to collect for accrued but unpaid rents owed Seller as of the Closing Date, but Seller may not, subsequent to Closing, bring suit for possession of the premises occupied by such tenants;

                     (ii) ad valorem real estate and personal property taxes imposed upon or levied against the Property, the Land, the Improvements or the Personal Property;

                     (iii) water, sewer, electric, gas and other utility charges, if any, on the basis of final meter readings taken on the day prior to the Closing Date. Buyer shall open a new account in Buyer's name;

                     (iv) charges under Service Contracts assigned to and assumed by Buyer, as provided in this Agreement; and

                     (v) In the event that Seller pays a prepayment penalty to the holder of the First Mortgage (based on the yield maintenance formula) in an amount less than $108,000.00, Buyer shall receive a credit against the Purchase Price in an amount equal to the difference between $108,000.00 and the amount of the prepayment penalty paid by Seller. In the event that the prepayment penalty paid by Seller exceeds $108,000.00, Buyer will pay to Seller as an addition to the Purchase Price that part of the prepayment penalty which exceeds $108,000.00.


              (b) If the Closing shall occur at a time when the current year's tax assessment for the Land, Improvements or Personal Property has not been fixed, the proration of taxes at the Closing shall be upon the basis of the tax imposed for the immediately preceding period applied to latest assessed valuation. Promptly after the new tax assessment is fixed and the rate established, the proration of taxes shall be recomputed if a recomputation would result in a difference of at least $100.00 to either party. Any discrepancy resulting from such recomputation and any other errors or omissions in computing other prorations at Closing shall be promptly corrected upon notice and demand by either party, which obligations shall survive the Closing. All reprorations must be effected no later than December 15, 1997 and thereafter Seller and Buyer shall have no further reproration obligation.

     9.05     Closing Documents to be Executed by Seller.

     Seller shall deliver or cause to be delivered to Buyer on or before the Closing Date, at Seller's sole cost and expense, the following original documents, each of which must be properly executed by Seller:

              (a)    Limited Warranty Deed.

              (b) A Bill of Sale, having warranties of title only, otherwise on an "as is, where is" basis without warranty or representation, transferring to Buyer all of Seller's right, title and interest in the Improvements, the Personal Property, and any and all other rights of Seller described in Section
1.02 which are not included in the Deed.

              (c)    All Leases pertaining to the Property.

              (d) A schedule of all security deposits and credit to Buyer in the amount of such security deposits, including any interest thereon, held by Seller on the Closing Date under the Leases.

              (e)    A certified rent roll.

              (f) A notice to each tenant under each of the Leases instructing the tenants to forward all further payments and correspondence to Buyer.

              (g) An assignment to Buyer of the Leases set forth on Exhibit E and any other leases permitted hereby which will contain an assumption by Buyer and a cross-indemnity.

              (h) An assignment of all Service Contracts which are in effect on the Closing Date and which are to be assigned by Seller to Buyer which will contain an assumption by Buyer and a cross-indemnity.

              (i) The Service Contracts, any warranties of the equipment, fixtures and improvements, including any general warranties regarding improvements constructed within one year prior to the Closing Date in Seller's possession.

              (j) Assignment of all written warranties and guarantees which Seller has received from subcontractors and materialmen with respect to the Property, along with a general assignment of all miscellaneous warranties and guaranties made by third parties with respect to the Property (all without representation or warranty by Seller).

              (k) To the extent they are then in Seller's possession and not posted at the Property, certificates, licenses, permits, authorizations and approvals issued for or with respect to the Property by governmental and quasi-governmental authorities having jurisdiction.

              (l) Assignment from Seller to Buyer of all rights of Seller to use the name "Autumn Ridge Apartments" in connection with the operations of the Property, only, Seller reserving right to use of name outside Cobb County, Georgia.

              (m) A closing statement setting forth all of the closing expenses of Seller and Buyer, including closing prorations and adjustments, and setting forth the net cash due to Seller and the cash required to close on the part of Buyer (the "Closing Statement").

     9.06     Closing Documents to be Executed by Buyer.

Buyer shall deliver or cause to be delivered to Seller on or before the Closing Date, at Buyer's sole cost and expense, the following:

              (a) If Buyer is a corporation, a resolution of Buyer's Board of Directors authorizing the purchase of the Property.

              (b)    Properly executed copies of the Closing Statement.

              (c) All other certificates and documents required of Buyer by the Title Insurer in order to issue the title insurance policies in accordance with this Agreement.

              (d)    Any other documents required under this Agreement.

                                   ARTICLE X
                      DESTRUCTION, DAMAGE OR CONDEMNATION

     10.01    Insurance.

Between the Contract Date and the Closing Date, Seller shall keep the Property insured as presently insured.

     10.02    Non-Material Damage.

If the property is damaged by fire, act or God, or other casualty prior to the Closing and if the Property can be restored prior to Closing at a cost less than One Million Dollars ($1,000,000.00) to substantially the same condition existing prior to such damage, Seller shall so restore the Property and the Closing Date shall be as set forth in this Agreement. In the event that the Property cannot be so restored prior to Closing and the cost to repair is less than $1,000,000.00, Seller shall deliver to Buyer at Closing all insurance proceeds plus that additional amount, if any, which is required to repair or restore such damage, which amount shall be mutually determined by Buyer and Seller, and there shall be no reduction of the Purchase Price.

     10.03    Material Damage.

If the Property is materially damaged by fire, act of God, or other casualty prior to the Closing, and the Property cannot be restored to substantially the same condition existing prior to such damage, Buyer may elect to (i) terminate this Agreement and receive as Buyer's sole remedy a return of the Deposit, or
(ii) Buyer may elect to take title to the Property on the Closing Date provided herein, together with such insurance proceeds as may be available to Seller or Buyer for the repair or restoration of such damage, and there shall be no reduction of the Purchase Price. If Buyer elects to take title to the Property in its damaged condition, Seller shall assign or deliver to Buyer any and all insurance proceeds or insurance contracts or contract rights for the repair and restoration of the Property. Materially is herein defined to mean damage to the Property costing in excess of $1,000,000.00 to repair.

     10.04    Condemnation.

If any condemnation or eminent domain proceedings are commenced by any competent public authority with respect to the Property, or any part thereof, prior to the Closing, Seller shall promptly give Buyer written notice thereof, and Buyer shall have the option, to be exercised within fifteen (15) days of such notice, to (i) close the purchase of the Property on the Closing Date subject to such proceedings, whereupon any award paid or to be paid in connection therewith shall be paid to or assigned to Buyer by Seller at the Closing, or (ii) terminate this Agreement and receive a return of the Deposit, whereupon the rights and obligations of the parties to this Agreement shall cease and terminate.

                                   ARTICLE XI
                             REAL ESTATE COMMISSION

     11.01    Real Estate Commission.


              (a) This Agreement was not brought about, directly or indirectly, by any real estate agency or broker other than Butler & Bixler (the "Broker") and no commission or fee will be payable on the sale hereunder other than to the Broker. American Equity and Realty Corporation of New York ("AERCNY") has been employed by Buyer to act as a consultant with respect to this transaction and Buyer agrees to pay AERCNY its agreed-upon fees and to indemnify, defend and hold Seller harmless in respect thereto. AERCNY agrees that in no event will Seller be obligated to it for any compensation whatsoever. In the event of a Closing, Seller shall pay the Broker a real estate commission in the amount of One Hundred Thousand Dollars ($100,000.00). Each party hereto represents and warrants that it has employed no brokers or real estate agencies in the creation of or the negotiations relating to this Agreement other than the Broker, and each party shall indemnify and hold the other harmless against any cost, claims or expenses (including attorneys fees), arising by reason of any breach by such party of its warranty and representation under this section.

              (b) In the event of a default by Buyer, the failure of a Closing condition, or in the event for any other reason, including a default by Seller or Buyer, no Closing occurs, no real estate commission will be owing or paid to the Broker, nor shall the Broker be entitled to any portion of the forfeited Deposit. The Broker has joined in the execution of this Agreement for the sole purpose of acknowledging the provisions of this section and agreeing to execute a broker's lien waiver at closing and that this Agreement may be amended by Seller and Buyer without execution by Broker provided such amendment does not affect Broker's entitlement to its commission.

                                  ARTICLE XII
                                ACCOUNTS PAYABLE

     12.01    Accounts Payable.

Unless prorated with Buyer at Closing, any and all of Seller's accounts payable as of the date of Closing shall be paid by Seller not later than thirty (30) days subsequent to the Closing Date, or, in the event that Seller has not been billed for any such accounts payable accruing on or before the date of Closing, payment shall be made within thirty (30) days after Seller actually receives any such later billing.

                                  ARTICLE XIII
                                    DEFAULT

     13.01    Notice of Default.

No default as to any provision of this Agreement shall be claimed or charged by either party against the other until notice thereof has been given to the defaulting party in writing, and such default remains uncured for a period of five (5) days after the defaulting party's receipt of such notice. Notwithstanding the above, the Closing Date shall not be changed, delayed, postponed, or extended by any requirement for notice of default, if such default consists of failure to appear at Closing.

     13.02    Default by Buyer.

In the event that the transaction contemplated herein is not closed and consummated because of Buyer's failure or breach to perform its obligations hereunder, Seller may obtain so much of the Deposit as is then held by Escrow Agent from Escrow Agent as agreed-upon liquidated damages and not as a penalty, it being otherwise difficult or impossible to estimate or determine Seller's actual damages, and which liquidated damages shall be in lieu of any other damages or the right to specific performance, and, upon Seller's receipt of such liquidated damages, this Agreement shall terminate and be null and void and of no further force or effect, and neither Seller nor Buyer shall have any further rights, remedies, duties, liabilities or obligations to the other hereunder, except for the Inspection Indemnity.

     13.03    Default by Seller.

In the event that the transaction contemplated herein is not closed and consummated because of Seller's failure or breach to perform its obligations hereunder or because of a breach by Seller of any of the representations and warranties made herein by Seller, Buyer shall have the right only (i) to terminate this Agreement by giving notice thereof to Seller and Escrow Agent, and upon receipt of such notice Escrow Agent shall return so much of the Deposit as is then held by Escrow Agent to Buyer and thereafter this Agreement shall terminate and be null and void and of no further force or effect, except for the Inspection Indemnity, and neither Seller nor Buyer shall have any further rights, remedies, duties, liabilities or obligations to the other hereunder, or (ii) to sue Seller for specific performance of its obligations under this Agreement; which remedies specified in (i) and (ii) shall be in lieu of any other rights or remedies for Buyer, including, without limitation, any right or claim for damages; provided, however, in the event that the remedy of specific performance is not available to Buyer because Seller has conveyed or encumbered the Property, Buyer may pursue a claim against Seller for compensatory damages not to exceed $700,000.00. If Buyer consummates the transaction contemplated in this Agreement it shall be conclusively deemed to have waived any breach by Seller of any covenant, representation or warranty under this Agreement which the Buyer knew existed prior to the Closing.

                                  ARTICLE XIV
                            MISCELLANEOUS PROVISIONS

     14.01    Binding Effect.

The rights and obligations created by this Agreement shall be binding upon and inure to the benefit of Seller and Buyer and their successors and assigns. Whenever used the singular number shall include the plural, the plural the singular, and the use of any gender shall include all genders, as the context requires.

     14.02    Non-Merger of Certain Provisions.

Only the provisions of the last paragraph of Section 7.01, and Sections 3.04(a), 9.04(b), 11.01(a), and 12.01 of this Agreement shall survive the Closing as herein provided, and shall not be merged into the documents of conveyance from Seller to Buyer at Closing. If either party shall violate any of the provisions that survive the Closing of this Agreement, the other party will be entitled to recover all costs and attorney's fees incurred in connection with the enforcement of such provisions.

     14.03    Entire Agreement.

This Agreement contains the entire understanding between Buyer and Seller and each agrees that no representation has been made by or on behalf of the other that is not contained in this

Agreement, and that in entering into this Agreement neither party relied upon any representation not herein contained.

     14.04    Applicable Law.

This Agreement shall be interpreted and enforced in accordance with the laws of the State of Georgia. Each party acknowledges that all parties hereto participated in the drafting of this Agreement and that, accordingly, no court construing this Agreement shall construe it more stridently against one party than the other.

     14.05    Captions.

The captions for each section of this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement, or the intent of any provision hereof.

     14.06    Recording Prohibited.

Neither this Agreement nor any memorandum thereof may be recorded by Buyer in the Public Records of any County in the State of Georgia, and if this Agreement or any memorandum thereof is recorded by Buyer, at the option of Seller the Agreement will become null and void by the act and fact of recording and Buyer will forfeit the Deposit.

     14.07    Severability.

If any provision of this Agreement shall be held to be invalid or unenforceable to any extent, the same shall not affect in any respect whatsoever the validity or enforceability of the remainder of this Agreement.

     14.08    Counterparts and Execution by Facsimile.

This Agreement may be executed in two or more counterparts, each of which shall be and be taken to be an original, and all shall collectively be deemed one instrument. For purposes of determining the Contract Date, the parties may execute this Agreement and transmit a copy thereof by facsimile to the other party, and any copy of the Agreement so executed shall be effective as an original on the date of the facsimile. The original executed copy shall be delivered no later than five (5) days following the date of the facsimile.

     14.09    Amendments and Waivers.

     This Agreement may not be amended, modified, altered, or changed in any respect whatsoever except by a further agreement in writing duly executed by the parties hereto. No failure by Buyer or Seller to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy upon a breach thereof shall constitute a waiver of any such breach or of such or any other covenant, agreement, term, or condition. Either party hereto, by notice, may but shall be under no obligation to, waive any of its rights or any conditions to its obligations hereunder. No waiver shall affect or alter this Agreement but each and every covenant, agreement, term, and condition of this Agreement shall continue in full force and effect with respect to any other then-existing or subsequent breach thereof.

     14.10    Typewritten or Handwritten Provisions.

Handwritten and typewritten provisions inserted into this Agreement initialed by both parties shall control over the typewritten provisions in conflict therewith.

     14.11 Notices. Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered, or by overnight courier (FedEx, UPS etc.) return receipt requested, addressed as follows:

     To Seller:    Roberts Properties Residential, L.P.
                   Brian J. Sullivan
                   Roberts Properties, Inc.
                   8010 Roswell Road, Suite 120
                   Atlanta, Georgia 30350

     Copy to:      Sanford H. Zatcoff, Esq.
                   Holt, Ney, Zatcoff & Wasserman
                   100 Galleria Parkway, Suite 600
                   Atlanta, Georgia 30339

     To Buyer:     The Benchmark Group
                   4053 Maple Road
                   Amherst, New York  14226-1072
                   Attn: David F. Fedak

     Copy to:      Warren B. Gelman, Esq.
                   McGee & Gelman
                   200 Summer Street
                   Buffalo, New York  14222


Any such notice, demand or document shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to given, delivered or made. Buyer and Seller may from time to time notify the other of changes with respect to whom and where notices should be sent by sending notification of such changes pursuant to this section. Any notice or demand may be executed by and sent by and to the counsel for the Seller and the Buyer.

     14.12    Exhibits.

All Exhibits attached hereto are incorporated herein by this reference. In the event of an inconsistency between the provisions of this Agreement and the information set forth on any Exhibit, the terms of the Exhibit shall control.

     14.13    Litigation and Attorney's Fees.

In the event it shall be necessary for either party to this Agreement to bring suit to enforce or construe any provision hereof (before or after Closing) or for damages on account of any breach of this Agreement, the prevailing party shall be entitled to recover from the other in addition to any damages or other relief granted as a result of such litigation, all costs and expenses of such litigation and reasonable attorney's fees (including attorney's fees and costs of appeals) as determined by the Court.

     14.14    Section 1031 Exchange.

Seller may wish to consummate an exchange of the Property for other property of like kind to be held by Seller as an investment and have the transaction qualify as an exchange pursuant to Section 1031 of the United States Internal Revenue Code, as amended. Buyer agrees to cooperate with Seller in effecting such an exchange provided that Buyer shall not be required to take title to any exchange property, such cooperation shall be at no cost or expense whatsoever to Buyer, and such exchange shall not delay Buyer in the Closing of its acquisition of the Property, nor excuse Seller from performing its obligations under this Agreement in the event that Seller is unable or is delayed in effecting such an exchange. Buyer also agrees that Buyer will, at the direction of Seller or a third party intermediary acting at Seller's direction, pay all proceeds of the sale of the Property to the third party intermediary who will facilitate the "like-kind" exchange for Seller pursuant to an intermediary exchange agreement between Seller and such third party intermediary, and Buyer will execute documents to effectuate the exchange provided that such documents impose no liability upon Buyer and do not require Buyer to take title to any other property.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement for Sale and Purchase Of Improved Property as of the date first above written.


                                    ROBERTS PROPERTIES
                                    RESIDENTIAL, L.P.
                                    a Georgia limited partnership

                                    By:  Roberts Realty Investors, Inc.,
                                    a Georgia corporation and its sole
                                    General Partner


April 14, 1997                      By: /s/ Charles Roberts
                                        --------------------------
                                    Name: Charles Roberts
                                         -------------------------
                                    Title: President
                                          ------------------------

                                    ACG PARTNERSHIP HOLDINGS, L.P.
                                    a Delaware limited partnership

                                    By: Its General Partner
                                    AMERICAN EQUITY CORP.

April 14, 1997                      By:   /s/ Martin J. Lauer
                                        --------------------------
                                    Name:  Martin J. Lauer
                                         -------------------------
                                    Title: Vice President
                                          ------------------------

                                    BUTLER & BIXLER, INC.


April 15, 1997                      By:  /s/ Brad Brown
                                        --------------------------
                                    Name: Brad Brown
                                         -------------------------
                                    Title:  Sales Agent
                                          ------------------------


                                    AMERICAN EQUITY AND REALTY
                                    CORPORATION OF NEW YORK

April 14, 1997                      By: /s/ David F. Fedar
                                        --------------------------
                                    Name:  David F. Fedar
                                         -------------------------
                                    Title: President
                                          ------------------------

Commonwealth Land Title Insurance Company joins in the execution of this Agreement for the sole purpose of acknowledging the agreements as to the holding and disbursement of the Deposit.

                                    COMMONWEALTH LAND TITLE
                                    INSURANCE COMPANY


April 21, 1997                      By:  /s/ Linda R. Thurman
                                        --------------------------
                                    Name:  Linda R. Thurman
                                         -------------------------
                                    Title: Vice President
                                          ------------------------